UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois 60517	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2009, Advanced Life Sciences Holdings, Inc., through its subsidiary Advanced Life Sciences, Inc. (the “Company”), entered into a new Lease Agreement (“New Lease”) with BioStart Property Group, LLC (“BioStart”), effective as of October 1, 2009.

The New Lease is effective for a period of three years and covers 9,440 square feet of space at $10.50 per square foot.  The rent schedule of the lease will increase to $10.76 per square foot in the second year and $11.08 per square foot in the third year.  As part of the New Lease, the Company discontinued the rental of the laboratory and certain office space.  The New Lease has a provision allowing the Company to negotiate an amendment to lease additional laboratory and office space should the need arise.

The Company has leased its facilities from BioStart since 2003.  The original operating lease expired in September  2008.  Since such time, pursuant to the terms of the original operating lease, the Company has leased the facilities on a month-to-month basis pending agreement on a lease renewal.  In connection with the New Lease, the Company made a payment of $197,000 to BioStart in satisfaction of lease payments that had been deferred since January 2009.

BioStart is a wholly-owned subsidiary of Flavin Ventures, LLC.  Flavin Ventures, LLC is the controlling member of ALS Ventures, LLC, our largest stockholder.  Michael T. Flavin and John L. Flavin, our Chief Executive Officer, and President and Chief Financial Officer, respectively, are the controlling members of Flavin Ventures, LLC.  Because of the ownership interest in BioStart held by Flavin Ventures, the Company’s audit committee, acting on behalf of the board, has overseen all lease negotiations on behalf of the Company and the board has approved the final terms of the New Lease.

A copy of the New Lease is attached hereto as Exhibit 10.1.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

10.1	Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC dated October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Date: October 30, 2009	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC dated October 29, 2009.